Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: PAM HAMILTON
February 20, 2008	415-381-8198
pam@hamiltoninkpr.com

Bank of Marin Bancorp to Present at West Coast Community Bank Conference February 25

NOVATO, CA –Bank of Marin Bancorp (Nasdaq BMRC), parent company of Bank of Marin, announced today that President and CEO Russell A. Colombo and Executive Vice President and Chief Financial Officer, Christina Cook, will make a presentation at the West Coast Community Bank Conference in Chicago on Monday, February 25, 2008.

A copy of the slide presentation will be available on February 25, 2008 at 7:25 a.m. Pacific Time through Bank of Marin’s home page, www.bankofmarin.com  under Bank of Marin Info/News Releases and Current Events.  Refer to Wunderlich Securities West Coast Bank Conference. The slides will be available for sixty days.

About Bank of Marin
Bank of Marin, the sole subsidiary of Bank of Marin Bancorp, has eleven branch offices with locations in Strawberry, Corte Madera, downtown San Rafael, Andersen Drive and Northgate in San Rafael, Ignacio, downtown Novato, Sausalito and three offices in Petaluma. The Bank has a commercial loan production office in San Francisco. The Bank’s administrative offices are located in Novato, and its Wealth Management Services are located in Corte Madera, Novato and Petaluma.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s, including its subsidiary Bank of Marin’s, operations, pricing, products and services.  These and other important factors are detailed in various Federal Deposit Insurance Corporation filings made previously by the Bank and filings with Securities and Exchange Commission made by the Company, copies of which are available from the Company without charge.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.